DISTRIBUTION COORDINATION AGREEMENT


Dreman Value Management, LLC



Dear Ladies and Gentlemen:

         This Distribution Coordination Agreement has been adopted as part of a plan pursuant to Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act") by UNIFIED SERIES TRUST, an Ohio business Trust (the "Trust"), on behalf of the following series:

                  DREMAN HIGH OPPORTUNITY LARGE CAP VALUE FUND

                   DREMAN HIGH OPPORTUNITY MID CAP VALUE FUND

                  DREMAN HIGH OPPORTUNITY SMALL CAP VALUE FUND

         The above-referenced series are referred to individually as a "Fund" and collectively as the "Funds." The Plan has been approved by a majority of the Trustees who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that, in the exercise of the reasonable business judgment of the Board of Trustees and in light of the Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

         1. You agree to act as each Fund's distribution coordinator by coordinating the distribution of the Fund's shares through its general distributor and by providing related shareholder services. For providing these distribution coordination services, each Fund shall pay you a monthly fee at the rate set forth on the Schedule attached hereto and made a part of this Agreement (the "Schedule").

         2. The fee paid to you by a Fund as set forth in the Schedule may be used to pay for any expenses primarily intended to result in the coordination of the sale of that Fund's shares, including, but not limited to: (a) payments, including incentive compensation, made to agents for and consultants to you or the Fund, including pension administration firms that provide distribution related services and broker-dealers that engage in the distribution of the Fund's shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of the Fund's shares and servicing of its shareholders, including, but not limited to, your personnel, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent or other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable; and (h) all payments made pursuant to the Distribution Agreement by and between the Fund and its general distributor. Expenses shall be deemed incurred whether paid directly by you or by a third party to the extent reimbursed therefor by you.

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         3. In no event may the aggregate annual fee paid to you by a Fund pursuant to the Schedule attached hereto exceed 0.25% of the value of its net assets (determined in the same manner as the Fund uses to compute its net assets as set forth in its then effective Prospectus), without approval by a majority of the outstanding shares of the Fund.

         4. You agree to furnish the Board of Trustees with such information as shall reasonably be requested by the Board with respect to the fees paid to you pursuant to the Schedule. You shall furnish to the Board of Trustees, and the Board shall review, at least quarterly, or at such other more frequent intervals as reasonably requested by the Board, a written report of the amounts expended under the Plan by you with respect to each Fund and the purposes for which such expenditures were made.

         5. This Agreement may be terminated by us or by you, by the vote of a majority of the Trustees who are Independent Trustees, or by vote of a majority of the outstanding shares of a Fund, on 60 days' written notice, all without payment of any penalty. It shall also be terminated automatically by any act that terminates the Plan.

         6. The provisions of the Plan, insofar as they relate to you, are incorporated herein by reference.

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         This Agreement shall take effect as of the date first written above, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

                                UNIFIED SERIES TRUST


                                By:
                                   -------------------------------------------



Agreed and Accepted:


DREMAN VALUE MANAGEMENT, LLC



By:
   -----------------------------------------

                                    SCHEDULE
                                       TO
                       DISTRIBUTION COORDINATION AGREEMENT
                                     BETWEEN
                              UNIFIED SERIES TRUST
                                       AND
                          DREMAN VALUE MANAGEMENT, LLC




         Pursuant to the provisions of the Distribution Coordination Agreement between Unified Series Trust (the "Trust") and Dreman Value Management, LLC ("Dreman"), the following series of the Trust each shall pay an annual fee to Dreman, calculated daily and paid monthly, as set forth below.

                                                           Annual Fee as a %
Name of Fund:                                          of Avg. Daily Net Assets:
------------                                           -------------------------

Dreman High Opportunity Large Cap Value Fund                       0.25%

Dreman High Opportunity Mid Cap Value Fund                         0.25%

Dreman High Opportunity Small Cap Value Fund                       0.25%